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EXHIBIT 99.2

EXHIBIT 99.2

Contact:
Sylvia Wheeler Director, Corporate Communications Cerus Corporation (925) 288-6061	Margaret Stanford Shubny Director, Corporate Communications Baxter Healthcare Corporation (847) 948-3951

CERUS AND BAXTER REPORT POSITIVE
PHASE III RESULTS FOR THE INTERCEPT PLATELET SYSTEM
- Data Support Therapeutic Effectiveness of INTERCEPT Platelets -

CONCORD, Calif., and DEERFIELD, Ill., August 17, 2001—Cerus Corporation (Nasdaq: CERS) and Baxter Healthcare Corporation today reported that the primary endpoint has been successfully met in their U.S. Phase III trial of the INTERCEPT Platelet System. The results support the effectiveness of INTERCEPT platelets to treat and prevent bleeding during severe thrombocytopenia, a medical condition characterized by a persistent reduction in platelet levels. The companies are jointly developing the INTERCEPT Platelet System, a pathogen inactivation system being developed to protect against transmission of infectious disease and occurrence of transfusion reactions, which may result from blood transfusions.

"We are very excited about these results which were collected from a broad and thorough clinical experience," said Stephen T. Isaacs, president and chief executive officer of Cerus. "These data show that our INTERCEPT Platelet System maintains the therapeutic performance of platelets which have undergone pathogen inactivation using our proprietary technology. We look forward to completing our modular PMA submission to the FDA seeking U.S. marketing approval of the product."

The randomized, controlled, double blind 671-patient clinical trial was designed to evaluate the therapeutic efficacy and safety of INTERCEPT platelets. In the trial, platelet transfusions were administered to reduce the risk of bleeding during severe thrombocytopenia and to treat active bleeding. The primary endpoint of the study was a comparison of the proportion of patients with moderate bleeding (Grade 2 World Health Organization criteria) following platelet transfusion with either INTERCEPT platelets or platelets that had not been treated with a pathogen inactivation process. The data showed that the proportion of patients with moderate bleeding between the patients who received INTERCEPT platelets and control groups was statistically equivalent and within 1% of each other, solidly achieving the trial's goal of a less than 12.5% difference between the two groups.

The study also evaluated a number of secondary endpoints comparing INTERCEPT platelets to untreated platelets, including those intended to detect differences in numbers of platelets transfused and increases in platelet counts post-transfusion. These data, some of which showed statistically significant differences, will provide physicians with additional information on INTERCEPT platelets. Data on secondary endpoints are undergoing further analysis. The companies will submit the data from this study for presentation at a forthcoming scientific meeting.

More than four million platelet transfusions are performed annually in Western Europe, North America and Japan to prevent bleeding in a variety of patients, including those undergoing cancer therapy and surgical procedures. While donated platelets are generally tested for a limited number of specific pathogens, testing does not eliminate the risk of viral contamination, and there are no routine tests to screen for bacteria. Bacterial contamination in collected platelets is of particular concern as bacteria quickly multiply in nutrient-rich platelet concentrates, which are stored at room temperature. Also, white blood cells in platelet transfusions can potentially result in graft-vs-host disease and other severe immune reactions in the transfusion recipient. The INTERCEPT Platelet System is being developed to target the nucleic acid of viruses, bacteria, other pathogens and white blood cells to improve the safety of platelet transfusions.

In a separate release today, the companies announced results from the Phase IIIb trial of the INTERCEPT Plasma System, which demonstrated that the primary endpoint of that study also was successfully met. Cerus and Baxter also are conducting a Phase IIIc trial for the INTERCEPT Plasma System and are preparing to begin a Phase III trial with their INTERCEPT Red Blood Cell System.

ABOUT CERUS

Cerus Corporation is developing medical systems and therapeutics based on its proprietary Helinx™ technology for controlling biological replication. Cerus' most advanced programs are focused on systems to enhance the safety of the blood products used for transfusion. These INTERCEPT Blood Systems, based on the company's Helinx technology, are designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

ABOUT BAXTER

Baxter Healthcare Corporation is the principal domestic operating subsidiary of Baxter International Inc. (NYSE: BAX). Baxter is a global medical products and services company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. The company's products and services in bioscience (biopharmaceuticals, vaccines, biosurgery and transfusion therapies), medication delivery and renal therapy are used by health-care providers and their patients more than 100 countries.

Helinx is a trademark of Cerus Corporation
 INTERCEPT Blood System, INTERCEPT Platelet System, INTERCEPT Plasma System and INTERCEPT Red Blood Cell System are trademarks of Baxter International Inc.

Statements in this news release regarding product development and product potential are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, market acceptance of any products, competitive conditions and other factors discussed in the companies' most recent reports on Forms 10K, 10Q and other filings with the Securities and Exchange Commission. More detailed information on the results of the Phase III trial of the INTERCEPT Platelet System are contained in a report on Form 8-K, being filed with the Securities and Exchange Commission by Cerus concurrently with this news release.

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EXHIBIT 99.2